Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ONE STOP SYSTEMS, INC.

a Delaware corporation

(“Parent”)

and

OSS ACQUISITION, INC.

a California corporation

(“Merger Sub 1”)

and

OSS MERGER, LLC

a California limited liability company

(“Merger Sub 2”)

and

CONCEPT DEVELOPMENT, INC.

a California corporation

(“Company”)

and

JAMES M. REARDON,

an individual and the Company’s sole shareholder

(“Sole Shareholder”)

August 22, 2018

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated August 22, 2018, is entered into among One Stop Systems, Inc., a Delaware corporation (“Parent”), OSS Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), OSS Merger, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), Concept Development, Inc., a California corporation (“Company”), and James M. Reardon, an individual and the Company’s sole shareholder (“Sole Shareholder”).

RECITALS

WHEREAS, the parties intend that (i) Merger Sub 1 be merged with and into the Company (the “First Merger”), with the Company surviving the merger (the “Surviving Corporation”) and (ii) immediately following the effectiveness of the First Merger and as part of a single overall transaction with the Merger, the Surviving Corporation be merged with and into Merger Sub 2 (together with the First Merger, the “Merger”), with Merger Sub 2 surviving the merger, each on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with the California General Corporation Law (the “CGCL”);

WHEREAS, following the execution of this Agreement, the Company will seek to obtain, in accordance with the CGCL, a written consent of its shareholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the CGCL;

WHEREAS, the respective boards of directors of Parent, Merger Sub 1, and Merger Sub 2 have (a) determined this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub 1, and Merger Sub 2 and their respective shareholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for U.S. federal income Tax purposes, the parties intend the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties expect the Merger will further certain of their business objectives.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreements of Merger” has the meaning set forth in Section 2.04.

“Ancillary Documents” means the Agreements of Merger, Escrow Agreement, Employment Agreement, General Release and Noncompetition Agreement.

“Auctus” has the meaning set forth in Section 5.08.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“BTL” has the meaning set forth in Section 5.08.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“CRULLCA” means the California Revised Uniform Limited Liability Company Act (California Corporations Code §§17701.01–17713.13).

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

“Cash Distribution Amount” means that amount of cash, if any, that the Company declares and pays as a shareholder distribution to the Sole Shareholder in accordance with Section 2.08(f) between the date hereof and the Closing Date.

“Cash Purchase Price” means an amount of cash equal to (a) $667,000, minus (b) the Cash Distribution Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.09.

“CGCL” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Merger Consideration” means an amount of cash equal to (a) the Cash Purchase Price, minus (c) the outstanding Indebtedness of the Company as of the close of business on the Closing Date, except for the In-Flight Canada Loan, minus (d) the amount of unpaid Transaction Expenses of the Company as of the close of business on the Closing Date, minus (e) the Indemnification Escrow Amount.

“Closing Cash Per Share Merger Consideration” means an amount of cash equal to (a) the Closing Cash Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Statement” has the meaning set forth in Section 2.14(a).

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date. An example of the calculation of Working Capital as of June 30, 2018 is attached hereto as Exhibit A.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 5.06(a).

“Company Intellectual Property” means all Intellectual Property owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Confidentiality Agreement” has the meaning set forth in Section 5.10(b).

“Contemplated Transactions” has the meaning set forth in Section 5.08.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, other receivables, accrued income, inventory, finished goods, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or shareholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, credit card accounts, customer deposits, accrued Taxes, accrued expenses, deferred rent, billings in excess of costs, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or shareholders and any of their respective Affiliates, deferred Tax Liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.02(a).

“Deductions” means all U.S. federal, state and local income Tax deductions related to the exercise or payment of Company options, payment of employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, and other deductible Transaction Expenses and amounts included in Indebtedness and payments made by or on behalf of the Company, in each case in connection with the transactions contemplated by this Agreement.

“Delivering Party” has the meaning set forth in Section 2.14(b)(i).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.14(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Employment Agreement” means the Employment Agreement to be entered into by the Surviving Company and Sole Shareholder at the Closing, in a form reasonably acceptable to Parent and the Sole Shareholder.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means MUFG Union Bank, N.A., a national banking association.

“Escrow Agreement” means the escrow agreement to be entered into by Parent, Sole Shareholder and the Escrow Agent at the Closing, in a form reasonably acceptable to Parent, Sole Shareholder and the Escrow Agent.

“Escrow Fund” has the meaning set forth in Section 2.15.

“Escrow Release Date” has the meaning set forth in Section 7.01.

“Escrow Shortfall” has the meaning set forth in Section 2.14(c)(i).

“Exchange Act” has the meaning set forth in Section 4.08.

“Facilities” means all buildings and improvements on the current or former real property of the Company.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.07.

“First Agreement of Merger” has the meaning set forth in Section 2.04.

“First Merger” has the meaning set forth in the recitals.

“Fully Diluted Share Number” means the aggregate number of Company Common Stock outstanding immediately prior to the Effective Time.

“Fundamental Representation Cap” has the meaning set forth in Section 7.04(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Release” means the General Release to be entered into by Sole Shareholder at the Closing, in a form reasonably acceptable to Parent and the Sole Shareholder.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect and that is regulated under or for which standards of conduct or liability may be imposed pursuant to Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“In-Flight Canada Loan” means the Company’s working capital loan payable to In-Flight Canada.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), in each case other than Current Liabilities in the foregoing clauses (a) through (h) taken into account in the calculation of Closing Working Capital.

“Indemnification Escrow Amount” means $120,000.

“Indemnification Tax Benefit” has the meaning set forth in Section 7.04(e).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.14(b)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of the Sole Shareholder, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, “Losses” will not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following will constitute, or will be considered in determining whether there has occurred, and no event, occurrence, fact, condition or change resulting from or arising out of any of the following will constitute, a Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the merger -; (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

the Company conducts its business, so long as such changes or conditions do not adversely affect the Company in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which the Company operates; (C) any change in applicable Law or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which the Company operates; and (D) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the consent of, Parent or Merger Sub.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Maximum Share Amount” means the number of shares of Parent Common Stock equal to 9.99% of Parent’s Common Stock outstanding on the Closing Date.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means (a) the Closing Cash Merger Consideration, plus (b) the Parent Common Stock Merger Consideration, plus (c) the Indemnification Escrow Amount, plus or minus (d) the Post-Closing Adjustment.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Noncompetition Agreement” means the Noncompetition Agreement to be entered into by Parent and Sole Shareholder at the Closing, in a form reasonably acceptable to Parent and Sole Shareholder.

“Non-Fundamental Representation Cap” has the meaning set forth in Section 7.04(a).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock of the Parent.

“Parent Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (a) the Share Purchase Price, divided by (b) the Per Share Parent Common Stock Price; provided, however, the Parent Common Stock Merger Consideration will not exceed Maximum Share Amount.

“Parent Common Stock Per Share Merger Consideration” means (a) the Parent Common Stock Merger Consideration, divided by (b) the Fully Diluted Share Number.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

“Parent Disclosure Schedules” means the Disclosure Schedules delivered by the Parent concurrently with the execution and delivery of this Agreement.

“Parent Indemnitees” has the meaning set forth in Section 7.02.

“Parent Return” has the meaning set forth in Section 6.02(b).

“Parent SEC Reports” has the meaning set forth in Section 4.08.

“Per Share Parent Common Stock Price” means the average closing price of each share of publicly traded Parent Common Stock over the fifteen (15) trading days ending on the last trading day prior to the Closing Date.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration Rights Agreement” means the Piggyback Registration Rights Agreement to be entered into by Parent and Sole Shareholder at the Closing, in a form reasonably acceptable to Parent and Sole Shareholder.

“Post-Closing Adjustment” means an amount equal to the Closing Working Capital minus the Target Working Capital.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (i) Taxes of the Company for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) was a member on or prior to the Closing Date (other than a group that includes the Parent) by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. Notwithstanding the foregoing, Pre-Closing Taxes shall exclude (a) any Taxes resulting from an election under Section 336 or Section 338 of the Code with respect to the Company; (b) Taxes resulting from any transactions occurring on the Closing Date after the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Effective Time outside the ordinary course of business; (c) any Transfer Taxes that are the responsibility of Parent pursuant to Section 6.01(b); or (d) Taxes that are attributable to a breach by Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates of any covenant or agreement contained herein.

“Purchase Price” means the Cash Purchase Price plus the Share Purchase Price.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.14(b)(ii).

“Review Period” has the meaning set forth in Section 2.14(b)(i).

“SEC” has the meaning set forth in Section 4.08.

“SEC Documents” has the meaning set forth in Section 2.09(b).

“Second Agreement of Merger” has the meaning set forth in Section 2.04.

“Securities Act” has the meaning set forth in Section 4.07.

“Securities Laws” has the meaning set forth in Section 2.09(b).

“Share Purchase Price” means $4,927,000, subject to adjustment for the Maximum Share Amount.

“Sole Shareholder Indemnitees” has the meaning set forth in Section 7.03.

“Sole Shareholder” has the meaning set forth in the preamble.

“SOX” has the meaning set forth in Section 4.08.

“Spousal Consent” means the Spousal Consent to be entered into by the Sole Shareholder’s spouse at the Closing, in a form reasonably acceptable to Parent and the Sole Shareholder.

“Statement of Objections” has the meaning set forth in Section 2.14(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Surviving Company” has the meaning set forth in Section 2.01.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

“Surviving Corporation” has the meaning set forth in the recitals.

“Target Working Capital” means the amount determined by taking the Current Assets of the Company minus the Current Liabilities of the Company as of the June 30, 2018, interim financial statements as reviewed by, and after applying the adjustments recommended by, Haskell & White LLP.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Refund” means any refund (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company, the Surviving Corporation, or the Surviving Company and any interest received thereon with respect to Pre-Closing Tax Periods. Any Tax Refund related to a Straddle Period shall be prorated based upon the method employed in Section 6.03.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means a written agreement, the principal purpose of which is the sharing, indemnification or allocation of Taxes.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax imposed, assessed, or collected by or under any Governmental Authority or payable pursuant to any Tax Sharing Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Term Sheet” means that certain One Stop Systems Merger with CDI Term Sheet, dated May 17, 2018, by and between the Company and Parent.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Confidences” has the meaning set forth in Section 5.08.

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby. Notwithstanding anything in this Agreement to the contrary, Transaction Expenses shall exclude all Taxes.

“Transaction Files” has the meaning set forth in Section 5.08.

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II: THE MERGER

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and CRULLCA, (a) at the Effective Time, Merger Sub 1 will merge with and into the Company, and the separate corporate existence of Merger Sub 1 will cease and the Company will continue its corporate existence under the CGCL as the surviving corporation in the Merger, and (b) immediately after the Effective Time, the Surviving Corporation will merge with and into Merger Sub 2, and the separate corporate existence of the Surviving Corporation will cease and Merger Sub 2 will continue existence under the CRULLCA as the surviving company (sometimes referred to herein as the “Surviving Company”).

Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by exchange and release of signature pages by email or facsimile as soon as practicable (and in no event later than 5 Business Days) after the satisfaction or waiver of the last of the conditions to Closing set forth in Article VIII below (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)    At or prior to the Closing, the Company will deliver to Parent the following:

(i)    the Employment Agreement duly executed by Sole Shareholder;

(ii)    the General Release duly executed by Sole Shareholder;

(iii)    the Noncompetition Agreement duly executed by Sole Shareholder;

(iv)    the Piggyback Registration Rights Agreement duly executed by Sole Shareholder;

(v)    the Spousal Consent duly executed by the Sole Shareholder’s spouse;

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(vi)    at least one (1) Business Day prior to the Closing Date, written resignations, effective as of the Effective Time, of all the officers and directors of the Company;

(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Sole Shareholder approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(ix)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(x)    at least one (1) Business Day prior to the Closing, the Closing Transaction Expenses Certificate;

(xi)    at least one (1) Business Day prior to the Closing, the Closing Indebtedness Certificate;

(xii)    the FIRPTA Statement; and

(xiii)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)    At the Closing, Parent will deliver to the Company (or such other Person as may be specified herein) the following:

(i)    the Employment Agreement duly executed by Parent;

(ii)    the Noncompetition Agreement duly executed by Parent;

(iii)    the Piggyback Registration Rights Agreement duly executed by Parent;

(iv)    payment to the Sole Shareholder by wire transfer of immediately available funds an amount equal to the aggregate Closing Cash Merger Consideration, payable pursuant to Section 2.08;

(v)    payment of an amount equal to the Indemnification Escrow Amount in cash to the Escrow Agent in accordance with the Escrow Agreement;

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(vi)    the Parent Common Stock Merger Consideration (subject to Section 2.08(d)) in duly authorized, newly and validly issued, fully paid and nonassessable shares of Parent Common Stock, free and clear of all Encumbrances except those arising under federal and state securities Laws or under or pursuant to this Agreement, payable pursuant to Section 2.08;

(vii)    payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(viii)    payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate, except for the In-Flight Canada Loan;

(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(xi)    such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, Merger Sub 1 and Merger Sub 2 (a) will cause an agreement of merger (the “First Agreement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL; (b) will make all other filings or recordings required under the CGCL; (c) will cause an agreement of merger (the “Second Agreement of Merger” and together with the First Agreement of Merger, the “Agreements of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and the CRULLCA; and (d) will make all other filings or recordings required under the CGCL and the CRULLCA. The Merger will become effective at such time as the Agreements of Merger has been duly filed with the Secretary of State of the State of California (the effective time of the Merger being the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the CGCL and CRULLCA. Without limiting the generality of the foregoing, and subject thereto and to Section 5.08, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Company and Merger Sub 1 will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub 1 will become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.06    Articles of Incorporation and Organization; By-laws and Operating Agreement. At the Effective Time, (a) the articles of incorporation of Merger Sub 1 and the articles of organization of Merger Sub 2 as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation and the articles of organization of the Surviving Company, respectively, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub 1 and the operating agreement of Merger Sub 2 as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation and the operating agreement of the Surviving Company, respectively, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or the articles of organization of the Surviving Company, as applicable, or as provided by applicable Law; provided, however, in each case, the name of the corporation set forth therein will be changed to the name of the Company and the name of Merger Sub 2 will be changed to “Concept Development, LLC.”

Section 2.07    Directors and Officers; Managers. The directors and officers of Merger Sub 1, in each case, immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The managers of Merger Sub 2 immediately prior to the Effective Time will, from and after the Effective Time, be the managers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and operating agreement of the Surviving Company.

Section 2.08    Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company or the Sole Shareholder:

(a)    Cancellation of Certain Company Common Stock. Shares of Company Common Stock that are owned by Parent, Merger Sub 1, Merger Sub 2 or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.08(a)) will be converted into the right to receive (i) the Closing Cash Per Share Merger Consideration, (ii) the Parent Common Stock Per Share Merger Consideration (subject to Section 2.08(e)), and (iii) any amounts that may become payable in respect of such shares of Company Common Stock in the future from the Escrow Fund as provided in this Agreement and/or the Escrow Agreement or in respect of any Post-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Closing Adjustment, each at the respective times and subject to the contingencies specified in this Agreement.

(c)    Conversion of the Merger Sub 1 and Surviving Corporation Capital Stock. Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub 1 common stock will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence. Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued, fully paid and non-assessable membership unit of the Surviving Company with the same rights, powers, and privileges as the shares so converted (except as a result of the change in type of entity) and will constitute the only outstanding equity interests of the Surviving Company. From and after the Effective Time, all certificates representing shares of Surviving Corporation common stock will be deemed for all purposes to represent the number of membership units of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d)    Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Company Common Stock pursuant to Section 2.08(b) or payment of the Post-Closing Adjustment set forth in Section 2.14(c) and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) will in lieu thereof, upon surrender of such holder’s Certificates, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Per Share Parent Common Stock Price.

(e)    Maximum Share Amount. Notwithstanding anything to the contrary in this Agreement, the maximum number of shares of Parent Common Stock issued pursuant to this Agreement will not exceed the Maximum Share Amount. For the avoidance of doubt, Parent Common Stock subject to the stock options described in Section 5.05 does not count toward the Maximum Share Amount.

(f)    Cash Distribution. No later than one (1) day prior to the Closing Date, the Company may declare and pay a distribution to the Sole Shareholder not to exceed the Company’s available cash, if any, as of such date.

Section 2.09    Surrender of Certificates; Investor Representations.

(a)    Surrender of Certificates. At the Closing, the Sole Shareholder will surrender all Certificates representing all shares of Company Common Stock owned by the Sole Shareholder or provide an affidavit of loss with respect to such Certificates in accordance with Section 2.13.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

At the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and, each holder of a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”) will cease to have any rights as a shareholder of the Company.

(b)    Sole Shareholder Investor Representations. As a condition to receive shares of Parent Common Stock pursuant to this Agreement, the Sole Shareholder represents and warrants to the Parent, Surviving Corporation and Surviving Company:

(i)    The Sole Shareholder is a resident of the State of California.

(ii)    The Sole Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the Sole Shareholder’s receipt of the shares of Parent Common Stock.

(iii)    The Sole Shareholder is an “Accredited Investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(iv)    The Sole Shareholder is acquiring the shares of Parent Common Stock solely for the Sole Shareholder’s own account and not as a nominee or agent for any third party, for investment purposes only, and not with a view to or for resale in connection with any distribution, and that the Sole Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Except for this Agreement, the Sole Shareholder does not have any contract, undertaking, agreement, or arrangement with any person to sell or transfer the shares of Parent Common Stock or grant participation interests in the shares of Parent Common Stock to such person or to any third person.

(v)    The Sole Shareholder understands the shares of Parent Common Stock have not been, and will not be, registered or qualified under the Securities Act, the rules and regulations thereunder, and the securities laws and regulations of each applicable state, all as amended from time to time (collectively, the “Securities Laws”), in reliance on exemptions from such registration and qualification requirements, and such exemptions are dependent in part on the representations made in this Section 2.09(b). The Sole Shareholder understands any subsequent resale of the shares of Parent Common Stock must either be registered and/or qualified under the Securities Laws or be under an exemption from registration and qualification contained in the Securities Laws or the rules and regulations under it.

(vi)    The Sole Shareholder understands that, since the shares of Parent Common Stock have not been registered or qualified under the Securities Laws, the shares of Parent Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sole Shareholder must hold the shares of Parent Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Piggyback Registration Rights Agreement, the Sole Shareholder acknowledges the Parent has no obligation to register or qualify the shares of Parent Common Stock for resale. The Sole Shareholder further acknowledges if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

limited to, the time and manner of sale, the holding period for the shares of Parent Common Stock, and on requirements relating to the Parent which are outside of the Sole Shareholder’s control, and which the Parent is under no obligation and may not be able to satisfy.

(vii)    The Sole Shareholder has a preexisting business or personal relationship with the Parent and Surviving Corporation and/or its officers, directors or controlling persons, which is of such a nature and duration as has enabled the Sole Shareholder, as a reasonably prudent investor, to be aware of the character, business acumen, and general business and financial circumstances of the Parent and Surviving Corporation or such persons connected with the Parent and Surviving Corporation.

(viii)    The Sole Shareholder understands owning the shares of Parent Common Stock involves a high degree of risk, and the Sole Shareholder has taken full cognizance of and understands all the risks related to the ownership of the shares of Parent Common Stock. The Sole Shareholder has the knowledge, sophistication, and experience in financial and business matters to be capable of fully evaluating the merits and risks of the Sole Shareholder’s ownership of the shares of Parent Common Stock, to be capable of fully understanding the information provided by the Parent, and to be able to protect the Sole Shareholder’s interests in connection with the ownership of the shares of Parent Common Stock. The Sole Shareholder is capable of bearing the economic risk of a complete loss of the Sole Shareholder’s investment in the shares of Parent Common Stock.

(ix)    The Sole Shareholder has undertaken an independent investigation of the investment in the shares of Parent Common Stock and of the business potential of the Parent, Surviving Corporation and Surviving Company as a prudent, sophisticated investor would deem appropriate for an investment in the shares of Parent Common Stock. The Sole Shareholder believes the Sole Shareholder has received all the information the Sole Shareholder considers necessary or appropriate for deciding whether to receive the shares of Parent Common Stock. The Sole Shareholder has had the opportunity to ask questions and receive answers from the Parent, Surviving Corporation and Surviving Company concerning their businesses and financial condition and the terms and conditions of the receipt of the shares of Parent Common Stock and to obtain additional information (to the extent the Parent, Surviving Corporation and Surviving Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Sole Shareholder or to which the Sole Shareholder had access. The Sole Shareholder understands such discussions and any other pertinent information provided by the Parent, Surviving Corporation and Surviving Company were intended to describe certain aspects of the Parent’s, Surviving Corporation’s and Surviving Company’s business and prospects but were not a thorough or exhaustive description.

(x)    The Sole Shareholder had an opportunity to review copies of the SEC Documents filed on behalf of the Parent and has had access to all publicly available information with respect to the Parent. The “SEC Documents” will mean all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, including the exhibits thereto and documents incorporated by reference therein.

(xi)    The Sole Shareholder has not seen, received, been presented with, or been solicited by any radio or television advertisement, newspaper or magazine article or

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

advertisement, public promotional meeting, leaflet, or any other form of advertising or general solicitation in connection with the issuance of the shares of Parent Common Stock.

(xii)    The Sole Shareholder acknowledges the tax consequences of investing in the Parent will depend on the Sole Shareholder’s particular circumstances, and the Sole Shareholder will look solely to, and rely on, the Sole Shareholder’s own advisers with respect to the tax consequences of this investment.

(xiii)    The Sole Shareholder has been advised to consult with the Sole Shareholder’s own independent legal counsel regarding all legal matters concerning an investment in the Parent and consult with the Sole Shareholder’s own independent tax and other advisors concerning the tax consequences of investing in the Parent, and has done so to the extent the Sole Shareholder considers necessary.

Section 2.10    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof will be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate, and from and after the Effective Time, there will be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Surviving Company, they will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.11    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company will occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Closing Cash Per Share Merger Consideration, the Parent Common Stock Per Share Merger Consideration, and any other amounts payable pursuant to this Agreement will be appropriately adjusted to reflect such change.

Section 2.12    Withholding Rights. Each of Parent, Merger Sub 1 and the Surviving Company will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law; provided, however, that Parent shall provide the Sole Shareholder with written notice of any such intended withholding at least fifteen (15) days before the making of such payment (other than withholding on amounts properly treated as compensation for U.S. federal income Tax purposes), and Parent shall cooperate in good faith with the Sole Shareholder to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law. To the extent amounts are so deducted and withheld by Parent, Merger Sub 1 or the Surviving Company, as the case may be, and properly paid over to the appropriate Governmental Authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub 1 or the Surviving Company, as the case may be, made such deduction and withholding. Notwithstanding anything

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

in this Agreement to the contrary, all amounts payable under this Agreement that constitute compensation for U.S. federal income Tax purposes shall be paid through the Company’s or the Surviving Company’s payroll.

Section 2.13    Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.14    Post-Closing Working Capital Adjustment; Payment of Post-Closing Adjustment.

(a)    Post-Closing Adjustment. Within thirty (30) days after the Closing Date, Parent will prepare and deliver to the Sole Shareholder a statement (the “Closing Statement”) setting forth Parent’s calculation of the (A) Closing Working Capital, and (B) Post-Closing Adjustment, and a certificate of the Chief Financial Officer of Parent that the Closing Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(b)    Examination and Review.

(i)    Examination. After the Sole Shareholder’s receipt of the Closing Statement from Parent (the “Delivering Party,” which term will include both Parent and the Surviving Company with respect to the Closing Statement), the Sole Shareholder will have fifteen (15) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Sole Shareholder and its accountants will have full access to the books and records of the Delivering Party, the personnel of, and work papers prepared by, the Delivering Party and/or its accountants to the extent they relate to the Closing Statement and to such historical financial information (to the extent in the Delivering Party’s possession) relating to the Closing Statement as the Sole Shareholder may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, such access will be in a manner that does not interfere with the normal business operations of the Delivering Party.

(ii)    Objection. On or prior to the last day of the Review Period, the Sole Shareholder may object to the Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Sole Shareholder fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement will be deemed to have been accepted by the Sole Shareholder. If the Sole Shareholder delivers the Statement of Objections before the expiration of the Review Period, Parent and the Sole Shareholder will negotiate in good faith to resolve such objections within

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement with such changes as may have been previously agreed in writing by Parent and the Sole Shareholder will be final and binding.

(iii)    Resolution of Disputes. If the Sole Shareholder and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) will be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Sole Shareholder (the “Independent Accountant”) who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make adjustments to the Closing Statement. The parties hereto agree all adjustments will be made without regard to materiality. The Independent Accountant will only decide the specific items under dispute by the parties and the Independent Accountant’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant will be paid by the Sole Shareholder, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sole Shareholder or Parent, respectively, bears to the aggregate amount actually contested by the Sole Shareholder and Parent.

(v)    Determination by Independent Accountant. The Independent Accountant will make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto will agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and its adjustments to the Closing Statement will be conclusive and binding upon the parties hereto.

(c)    Payment of Post-Closing Adjustment.

(i)    If the Post-Closing Adjustment is a negative number, the Sole Shareholder and Parent will, within five (5) Business Days after the final determination of such Post-Closing Adjustment in accordance with Section 2.14(b), jointly instruct the Escrow Agent to disburse to Parent from the Escrow Fund the amount of the Post-Closing Adjustment, by wire transfer of immediately available funds. Subject to the following sentence, if the amount of the Post-Closing Adjustment is greater than the amount available in the Escrow Fund, then the Sole Shareholder will, within five (5) Business Days after the final determination of such Post-Closing Adjustment in accordance with Section 2.14(b), pay to Parent by wire transfer of immediately available funds the amount by which the Post-Closing Adjustment exceeds the amount available in the Escrow Fund (the “Escrow Shortfall”). The parties acknowledge and agree the Sole Shareholder may pay all or part of the Escrow Shortfall payable to Parent by surrendering, on the first day the Sole Shareholder is legally permitted to do so, shares of Parent Common Stock held by the Sole Shareholder. For purposes of this Section 2.14(c), the shares of Parent Common Stock held by the Sole Shareholder will have an agreed per share value equal to the Per Share Parent Common Stock Price.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(ii)    If a Post-Closing Adjustment is a positive number, Parent will, within five (5) Business Days after the final determination of such Post-Closing Adjustment in accordance with Section 2.14(b), pay to the Sole Shareholder, by wire transfer of immediately available funds, the amount of the Post-Closing Adjustment.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.14 will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.15    Escrow. In accordance with the Escrow Agreement, Parent will deposit or cause to be deposited with the Escrow Agent the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Sole Shareholder set forth in Article VII. Parent will pay all fees and expenses of the Escrow Agent.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the correspondingly numbered Section of the Company Disclosure Schedules or (ii) in any other Section of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosure qualifies any other numbered Section in this Article III, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02    Authority; Board Approval.

(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Company shareholders representing a majority of the outstanding shares of Company Common Stock (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary from the Company to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

(b)    This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and by the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms (except as such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and by the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The Company Board, by resolutions duly adopted by unanimous written consent of all directors of the Company and, not subsequently rescinded or modified in any way, has, as of the date hereof, (i) determined this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company shareholders, and (ii) approved and authorized the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the CGCL.

Section 3.03    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.03 of the Company Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, (i) any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or (ii) any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Agreements of Merger with the Secretary of State of California.

Section 3.04    Capitalization.

(a)    The authorized capital stock of the Company consists of 2,500,000 shares of Company Common Stock, of which 13,900 shares are issued and outstanding as of the close of business on the date of this Agreement.

(b)    The Sole Shareholder is the registered owner of all outstanding shares of Company Common Stock free and clear of any Encumbrances.

(c)    No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding. There is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights, or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d)    All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e)    No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 3.06    Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31st in each of the years 2017 and 2016 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Company as of June 30, 2018 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the six (6) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been provided to Parent and are included in the Company Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Company as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) Liabilities which are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) Liabilities which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Liabilities under Contracts that are entered into in the ordinary course of business or that are not required to be reflected in the financial statements prepared in accordance with GAAP (excluding Liabilities arising out of any breach of such Contracts), and (d) Liabilities incurred under or in connection with this Agreement.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the articles of incorporation, by-laws or other organizational documents of the Company;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    material damage, destruction or loss (whether or not covered by insurance) to the Company’s property;

(m)    any capital investment in, or any loan to, any other Person;

(n)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)    any material capital expenditures;

(p)    imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible, other than any Permitted Encumbrance;

(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee, or any termination of any employee, for which the aggregate increased costs and expenses paid or payable to such employee as a result of such change or termination exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director or independent contractor;

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(r)    hiring or promoting any person as or to be (as the case may be) an officer, or hiring or promoting any employee below an officer except to fill a vacancy in the ordinary course of business;

(s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)    action by the Company to make, change or rescind any Tax election, amend any Tax Return; or

(z)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Company Disclosure Schedules lists each of the following Contracts of the Company under or pursuant to which there has been any conduct of business or other business activity within the past five (5) years (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed on Section 3.10(b) of the Company Disclosure Schedules and all Company IP Agreements listed on Section 3.12(a) of the Company Disclosure Schedules, being “Material Contracts”):

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(i)    each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any environmental or other Liability of any Person and all Tax Sharing Agreements;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)    all Contracts relating to retirement, equity-based, profit sharing, bonus, consulting, commission, incentive, severance, separation pay, change in control bonuses or similar arrangements;

(viii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees or to mortgaging, pledging or otherwise placing a lien on any of the Company’s assets) of the Company;

(ix)    all Contracts with any Governmental Authority to which the Company is a party;

(x)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)    any other Contract that is material to the Company and not disclosed pursuant to another subsection of this Section 3.09.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(b)    Each Material Contract is valid and binding on the Company and, to the Company’s Knowledge (without any inquiry outside of the Company), the other parties to such contracts in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge (without any inquiry outside of the Company), any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge (without any inquiry outside of the Company), no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided or otherwise made available to Parent.

Section 3.10    Title to Assets; Real Property.

(a)    The Company has good and valid title to, or a valid leasehold interest in, all Real Property, personal property and other assets reflected in the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than any of such properties and assets that were sold or otherwise disposed of in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date. All such properties and assets so reflected or acquired (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    those items set forth in Section 3.10(a) of the Company Disclosure Schedules;

(ii)    liens for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof);

(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice, or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v)    statutory liens to secure obligations to landlords or lessors, or any Encumbrances set forth in or arising under the written lease or rental agreements set forth in Section 3.10(a)(v) of the Company Disclosure Schedules; or

(vi)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(b)    The Company does not own any Real Property. Section 3.10(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are, except for ordinary wear and tear, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put; and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided or otherwise made available to Parent true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials that are in the Company’s possession or under its control related to all Company IP Registrations.

(b)    Section 3.12(b) of the Company Disclosure Schedules lists all Company IP Agreements other than any such agreement arising from the purchase or other acquisition of “off the shelf,” “shrink wrap,” “click through,” subscription or other standard products or services. The Company has provided or otherwise made available to Parent true and complete copies of all Company IP Agreements listed on Section 3.12(b) of the Company Disclosure Schedules, including all modifications, amendments and supplements thereto and waivers thereunder. Each

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge (without any inquiry outside of the Company), any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)    The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property owned by the Company, and the Company has the valid and enforceable right to use all other Company Intellectual Property used or held for use in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge, as between them and the Company, the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided or otherwise made available to Parent true and complete copies of all such employee and independent contractor agreements.

(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)    The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain all material Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the material Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and do not and will not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person. To the Company’s Knowledge (without any inquiry outside of the Company), no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any of the Company Intellectual Property.

(g)    There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Company’s Knowledge (without inquiry outside of the Company), threatened (including in the form of offers to obtain a license) that: (i) allege any infringement, misappropriation or other violation by the Company of the Intellectual Property of any other Person; (ii) challenge the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) allege any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or, to the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Company’s Knowledge (without inquiry outside of the Company), prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13    Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and, in the case of finished inventory, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established; provided, however, that raw materials and work in process inventory are usable solely for the customary purpose of finishing inventory in the ordinary course of business consistent with past practice. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts provided in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Suppliers.

(a)    Section 3.15(a) of the Company Disclosure Schedules sets forth: (i) the top five (5) customers (by Dollar volume of purchases by such customers) of the Company for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer to the Company during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use the Company’s goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.15(b) of the Company Disclosure Schedules sets forth (i) top five (5) suppliers (by Dollar volume of purchases from such suppliers) of the Company for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 3.16    Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and, subject to the Closing occurring, will remain in full force and effect immediately following the Closing. The Company has not received any written notice of cancellation of, premium increase with respect to, or materially adverse alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies: (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.17    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company challenging or seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18    Compliance With Laws; Permits.

(a)    The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)    All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Company Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Company Disclosure Schedules.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 3.19    Environmental Matters. The Company has complied, and is now complying, in all material respects with all Environmental Laws. To the Company’s Knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities by the Company. All Hazardous Materials have been disposed of in material compliance with all Environmental Laws. To the Company’s Knowledge, the Company has received no written notice of any noncompliance of the Facilities or of its past or present operations by the Company with Environmental Laws. No notices, administrative actions or suits are pending or, to the Company’s Knowledge, threatened against the Company relating to Hazardous Materials or a violation of any Environmental Laws. To the Company’s Knowledge, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. The Company’s uses and activities in the Facilities and, to the Company’s Knowledge, the Facilities have at all times complied in all material respects with all Environmental Laws. The Company has all the permits and licenses the Company is required to obtain under Environmental Laws in connection with its uses and activities and use of the Facilities. To the Company’s Knowledge, the Company is not liable for any off-site contamination under any Environmental Law. The Company is not aware that it has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law. In connection with the representations and warranties in this Section 3.19, the Company’s Knowledge with regard to the Facilities not currently leased, operated or owned by the Company is limited to the period of time it occupied or used such Facilities.

Section 3.20    Employee Benefit Matters.

(a)    Section 3.20(a) of the Company Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or reasonably may have any Liability (including indirect Liability on account of an ERISA Affiliate) (as listed on Section 3.20(a) of the Company Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Company Disclosure Schedules each Benefit Plan containing a change in control provision.

(b)    With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of the current summary plan description and any subsequent summaries of material modifications, and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or IV of ERISA or related provisions of the Code; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) at any time participated in a Multiemployer Plan or any plan subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

(f)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(g)    Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)    There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)    There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable, other than ordinary course changes in premiums for insurance-based group welfare plans.

(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, in all material respects, with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(l)    Section 280G of the Code does not apply to the Company.

Section 3.21    Employment Matters.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(a)    Section 3.21(a) of the Company Disclosure Schedules contains a list of all natural persons who are employees of or individual independent contractors to the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and such section of the Company Disclosure Schedules sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) a description of any commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s accounting books and records), and, except as set forth on Section 3.21(a) of the Company Disclosure Schedules, there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)    The Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except for instances of non-compliance (if any) that would not, individually or in the aggregate, give rise to material Liability to the Company or Parent. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)    The Company has complied with the WARN Act to the extent applicable to the Company and its activities, and it has no plans to undertake any action in the future that would trigger Company liability under the WARN Act.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 3.22    Taxes. Except as set forth on Section 3.22 of the Company Disclosure Schedules:

(a)    All income and other material Tax Returns required to be filed on or before the Closing Date by the Company have been filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that are in effect as of the Closing Date.

(e)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

(f)    Schedule 3.22(f) of the Company Disclosure Schedules sets forth those taxable years for which examinations by taxing authorities are presently being conducted with respect to the Company’s Taxes or Tax Returns.

(g)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)    The Company is not a party to any unresolved Action by any taxing authority. There are no pending or, to the Company’s Knowledge, threatened Actions by any taxing authority with respect to the Company’s Taxes or Tax Returns.

(i)    The Company has delivered or made available to Parent copies of all U.S. federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(j)    There are no Encumbrances for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof)) upon the assets of the Company.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(k)    The Company is not a party to, or bound by, any Tax Sharing Agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement with or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is the Company). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing; or

(v)    any election under Section 108(i) of the Code made prior to the Closing.

(o)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the two years before the Closing Date.

(q)    The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(r)    As of the Closing Date, the Company has not taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(s)    Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties set forth in Section 3.08(y), Section 3.20 (solely to the extent directly related to Taxes) and this Section 3.22 are the only representations and warranties being made by the Company with respect to Taxes and Tax Returns and (ii) the Company is not making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other Tax attribute of the Company after the Closing Date.

Section 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain materially accurate and complete records of all resolutions adopted at meetings of, and all resolutions adopted through actions taken by written consent of, the Company shareholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Company shareholders, Company Board or committee has been held for which minutes or a written consent have not been prepared and are not contained in such minute books. At the Closing, all of the minute books and stock record books of the Company will be in the possession of the Company.

Section 3.24    Product Warranty. Substantially all of the products manufactured, sold and leased by the Company have conformed in all material respects with all applicable contractual commitments binding on the Company and all express and implied warranties binding on the Company, and the Company does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair of such products or other damages in connection with such products, subject only to the reserve for product warranty claims set forth on or reflected in the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold and leased by the Company are subject to Company standard terms and conditions of sale or lease; Section 3.24 of the Company Disclosure Schedule includes copies of the Company’s current standard terms and conditions of sale or lease for products manufactured, sold and leased by the Company.

Section 3.25    Product Liability. The Company does not have any material liability (whether known, unknown, asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or damage to tangible property in any case as a result of the ownership, possession or use by any third party of any product manufactured, sold or leased by the Company prior to the Closing Date.

Section 3.26    Related Party Transactions. No executive officer or director of the Company or any person owning five percent (5%) or of the outstanding shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 3.27    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.28    Warranty Disclaimer. Absent fraud, other than as expressly set forth in this Agreement (including the related portions of the Company’s Disclosure Schedules), the Ancillary Documents and any certificate or other instrument delivered to the Parent or Merger Subs hereunder or thereunder, the Company makes no other, and disclaims all other, express or implied representations or warranties (including for the avoidance of doubt any representation or warranty arising from statute or otherwise in Law), whether written or oral, in connection with the transactions contemplated by this Agreement.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except as set forth (i) in the Parent SEC Reports at least one (1) Business Day prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), (ii) in the correspondingly numbered Section of the Parent Disclosure Schedules or (iii) in any other Section of the Parent Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosure qualifies any other numbered Section in this Article IV, Parent, Merger Sub 1 and Merger Sub 2 represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Parent and Merger Subs; Approval. Each of Parent and Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Subs has full corporate or limited liability company, as applicable, power and authority (a) to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, and (b) to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution, delivery and performance by Parent and Merger Subs of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Subs of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent and Merger Subs are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

thereby. This Agreement has been duly executed and delivered by Parent and Merger Subs, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Subs enforceable against Parent and Merger Subs in accordance with its terms (except as such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and by the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Document to which Parent or Merger Subs is or will be a party has been duly executed and delivered by Parent or Merger Subs (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Subs enforceable against it in accordance with its terms (except as such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and by the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Subs of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Parent or Merger Subs; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Subs; (c) except as set forth in Section 4.02 of the Parent Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, (i) any Contract to which the Parent or either Merger Sub is a party or by which Parent or either Merger Sub is bound or to which any of their respective properties and assets are subject (including any material Contract) or (ii) any Permit affecting the properties, assets or business of Parent or Merger Subs; or (d) result in the creation or imposition of any Encumbrance on any of the properties or assets of Parent or Merger Subs, other than Permitted Encumbrances (as applicable to the Parent and Merger Subs) on any properties or assets of the Parent or Merger Subs. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Agreements of Merger with the Secretary of State of California.

Section 4.03    No Prior Merger Sub Operations. Each Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04    Legal Proceedings. Except as set forth in Section 4.04 of the Parent Disclosure Schedules, there is no Action pending or, to Parent’s or Merger Subs’ knowledge, threatened against or by Parent or Merger Subs (a) challenging or seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (b) affecting any of the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

properties or assets of Parent or Merger Subs. No event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Parent, Merger Subs or any of their respective properties or assets.

Section 4.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 4.06    Independent Investigation. Parent and Merger Subs have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company. Parent and Merger Subs acknowledge and agree: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Subs have relied solely upon their own investigation and the express representations and warranties of the Company and Sole Shareholder set forth in this Agreement (including the related portions of the Company’s Disclosure Schedules), the Ancillary Documents and any certificate or other instrument delivered to the Parent or Merger Subs hereunder or thereunder; and (b) none of the Company, the Sole Shareholder or any other Person has made any express or implied representation or warranty (including for the avoidance of doubt any representation or warranty arising from statute or otherwise in Law), whether written or oral, as to the Company, the Sole Shareholder or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company’s Disclosure Schedules), the Ancillary Documents and any certificate or other instrument delivered to Parent or Merger Subs hereunder or thereunder.

Section 4.07    Parent Securities. Upon the Closing, the Parent Common Stock Merger Consideration to be issued in accordance with Article II will be (a) duly authorized, and when issued, will be validly issued, fully paid and nonassessable, (b) issued without violation of any preemptive rights of any third party and (c) free and clear of any and all Encumbrances (other than any restrictions (i) under federal and state securities Laws (including under the Securities Act of 1933, as amended (the “Securities Act”)) or (ii) under or pursuant to this Agreement. There are no Contracts to which Parent or either Merger Sub is a party restricting Parent’s ability to issue the Parent Common Stock Merger Consideration as contemplated by Article II.

Section 4.08    SEC Reports, etc. Parent has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by Parent under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the preceding twelve (12) months (or for such shorter period that the Parent was required to file such reports) (collectively, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and the rules and regulations of the SEC applicable to such Parent SEC Reports, and (b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

misleading. None of Parent’s subsidiaries are required to file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer (or equivalent thereof) of Parent have signed, and Parent has filed with the SEC, all certifications required by Section 906 of SOX; no such certification contains qualifications or exceptions to any of the matters certified therein or has been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing of any of such certifications. As used in this Section 4.08, the term “file” will be broadly construed to include any manner in which a document or information is filed with the SEC. Parent is, and, since being required to file reports with the SEC, has been, in compliance, in all material respects, with the applicable listing rules and regulations and corporate governance rules and regulations of the Nasdaq Capital Market.

Section 4.09    Parent Financial Statements. Each of the financial statements (including, in each case, any notes and schedules thereto) contained or incorporated by reference in the Parent SEC Reports (a) was prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), (b) was derived from the books and records of Parent, and (c) presents fairly, in all material respects, the consolidated financial position and the results of operations of Parent and its subsidiaries as of the respective dates of and for the periods referred to in such financial statements in conformity with GAAP applied on a consistent basis (except, in the case of the interim financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

Section 4.10    Undisclosed Liabilities. Neither Parent nor each Merger Sub has any Liabilities except (a) those which are adequately reflected or reserved against in Parent’s balance sheet dated March 31, 2018 (including any notes thereto), and (b) those which have been incurred in the ordinary course of business consistent with past practice since March 31, 2018 and which are not, individually or in the aggregate, material in amount, or reasonably expected to have a Material Adverse Effect.

Section 4.11    Capitalization.

(a)    As of June 30, 2018, the authorized capital stock of Parent consists of 50,000,000 shares of common stock, $0.0001 par value per share, of which 12,779,210 are issued and outstanding, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no such shares have been designated by Parent’s board of directors and thus no such shares are outstanding. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as set forth above in this Section 4.11(a), no other shares of capital stock of the Company are authorized, issued or outstanding. All issued and outstanding shares of the capital stock or equity interests, as applicable, of each Merger Sub are owned and held exclusively by Parent.

(b)    Except as set forth on Section 4.11(b) of the Parent Disclosure Schedules or as disclosed in the Parent SEC Reports, there are no (i) outstanding securities convertible into or exchangeable for equity interests of Parent or any of its subsidiaries (including Merger Subs),

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(ii) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating Parent or any of its subsidiaries (including Merger Subs) to issue, sell, register, purchase or redeem any of such entity’s securities or any ownership interest or rights therein, or (iii) voting trusts, proxies or other agreements or understandings to which Parent or any of its subsidiaries (including Merger Subs) is bound with respect to the voting, transfer or other disposition of its such entity’s equity interests. Except as set forth on Section 4.11(b) of the Parent Disclosure Schedules or as disclosed in the Parent SEC Reports, there are no equity appreciation rights, phantom equity rights, profit participation or similar rights or arrangements outstanding with respect to Parent or any of its subsidiaries (including Merger Subs), and, except as set forth on Section 4.11(b) of the Parent Disclosure Schedules or as disclosed in the Parent SEC Reports, no derivative instruments issued by Parent or any of its subsidiaries (including Merger Subs) exist, the underlying security of which is an equity interest of Parent or any such subsidiary.

Section 4.12    Taxes.

(a)    All income and other material Tax Returns required to be filed on or before the Closing Date by Parent or any of its subsidiaries have been filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Parent or any of its subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)    No written claim has been made by any taxing authority in any jurisdiction where Parent or any of its subsidiaries does not file Tax Returns that Parent or any of its subsidiaries is, or may be, subject to Tax by that jurisdiction.

(c)    All deficiencies asserted, or assessments made, against Parent or any of its subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(d)    None of Parent or any of its subsidiaries is a party to any unresolved Action by any taxing authority. There are no pending or, to Parent’s knowledge, threatened Actions by any taxing authority with respect to Parent’s or any of its subsidiary’s Taxes or Tax Returns.

(e)    There are no Encumbrances for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof)) upon the assets of Parent or any of its subsidiaries.

(f)    Neither Parent nor any of its subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is Parent). Neither Parent nor any of its subsidiaries has any Liability for Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(g)    As of the Closing, none of Parent, Merger Sub 1 or Merger Sub 2 has taken or agreed to take any action, nor do any of them have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within Section 368(a) of the Code.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(h)    Parent, Merger Sub 1 and Merger Sub 2 will look solely to, and rely on, Parent’s advisers with respect to the tax consequences of the transactions contemplated by this Agreement.

Section 4.13    Warranty Disclaimer. Absent fraud, other than as expressly set forth in this Agreement (including the related portions of the Parent Disclosure Schedules), the Ancillary Documents and any certificate or other instrument delivered to the Parent or Merger Subs hereunder or thereunder, Parent, Merger Sub 1 and Merger Sub 2 make no other, and disclaims all other, express or implied representations or warranties (including for the avoidance of doubt any representation or warranty arising from statute or otherwise in Law), whether written or oral, in connection with the transactions contemplated by this Agreement.

ARTICLE V: COVENANTS

Section 5.01    Governmental Approvals and Consents.

(a)    Each party hereto will, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party will cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto will not willfully take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    The Company and Parent will use reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Company Disclosure Schedules and Section 4.02 of the Parent Disclosure Schedules, and the Company and Parent will reasonably cooperate with each other with respect to the given of such notices and the obtaining of such consents.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto will use its reasonable efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) will be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party will give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Notwithstanding the foregoing, nothing in this Section 5.01 will require, or be construed to require, any party hereto or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such party or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.02    Directors’ and Officers’ Indemnification.

(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company (each an “D&O Indemnified Party”), in each case as in effect on the date of this Agreement, or pursuant to the Company Charter Documents or any Contract in effect on the date hereof that is disclosed in Section 5.02 of the Company Disclosure Schedules, will be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and will survive the Merger and will remain in full force and effect in accordance with their terms.

(b)    For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Company will indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and will reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

indemnified, with respect to the matter or issue at hand, under this Section 5.02(b) and applicable Law; provided, however, the Surviving Company will not be liable for any settlement by any D&O Indemnified Party that is effected without the Surviving Company’s prior written consent (which consent will not be unreasonably withheld or delayed).

(c)    The obligations of Parent and the Surviving Company under this Section 5.02 will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.02 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed the D&O Indemnified Parties to whom this Section 5.02 applies will be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02.

(d)    In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so the successors and assigns of Parent or the Surviving Company, as the case may be, will assume all of the obligations set forth in this Section 5.02. The agreements and covenants contained herein will not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors and employees.

Section 5.03    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement will make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), and the parties will cooperate as to the timing and contents of any such announcement.

Section 5.04    Restrictions on Transfer. The Sole Shareholder agrees the Sole Shareholder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any of such shares of Parent Common Stock without the prior written consent of the Parent for one (1) year following the Closing Date. All certificates evidencing any of such shares of Parent Common Stock will bear such restrictive legends as the Parent and the Parent’s counsel deem necessary or advisable under applicable law or under this Agreement, including, without limitation, the following:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF UP TO ONE (1) YEAR FOLLOWING THE CLOSING DATE OF THAT CERTAIN MERGER SET FORTH AN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED AUGUST 22, 2018, AMONG ONE STOP SYSTEMS, INC., A DELAWARE CORPORATION (“PARENT”), OSS ACQUISITION, INC., A CALIFORNIA CORPORATION (“MERGER SUB 1”), OSS MERGER, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY (“MERGER SUB 2”), CONCEPT DEVELOPMENT, INC., A CALIFORNIA CORPORATION (“COMPANY”), AND JAMES M. REARDON, AN INDIVIDUAL AND THE COMPANY’S SOLE SHAREHOLDER (“SOLE SHAREHOLDER”).

Section 5.05    Stock Option Grants to Certain Company Employees.

(a)    On the Closing Date, Parent will grant the following stock options for shares of Parent Common Stock to the following Company employees pursuant to the One Stop Systems, Inc. 2017 Equity Incentive Plan:

Optionee	Incentive Stock Option Shares	Vesting Schedule
Tim Beuman	10,000	One-third of the total shares vest on the one (1) year anniversary of the Closing Date and 1/12th of the total shares vest each quarter thereafter.
Dan Lotocky	10,000	One-third of the total shares vest on the one (1) year anniversary of the Closing Date and 1/12th of the total shares vest each quarter thereafter.
Rebecca Albers	10,000	One-third of the total shares vest on the one (1) year anniversary of the Closing Date and 1/12th of the total shares vest each quarter thereafter.

(b)    The exercise price of such stock options will equal the reported closing price of Parent Common Stock on the Closing Date (or, if the Closing Date does not fall on a trading date, then the reported closing price on the immediately preceding trading date). All other terms and conditions of such stock options will be governed by the terms and conditions of One Stop Systems, Inc. 2017 Equity Incentive Plan and the applicable award agreements.

Section 5.06    Employee Matters.

(a)    From and after the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) honor all Benefit Plans and compensation arrangements and agreements with all employees of Company (“Company Employees”) in accordance with their

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

terms as in effect immediately before the Effective Time; provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. For a period of six (6) months following the Effective Time, Parent shall provide, or shall cause to be provided, to Company Employees: (i) base compensation and bonus opportunities that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time; and (ii) all other compensation and benefits that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time.

(b)    To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement (other than any defined benefit pension plan) established or maintained by Parent or its subsidiaries following the Closing Date for the benefit of Company Employees, such plan, program or arrangement shall credit such Company Employees for service with the Company on and prior to the Closing Date, except as would cause a duplication of benefits or coverage for the same period of service. In addition, for the plan year in which the Closing occurs, with respect to any group health plan established or maintained by Parent or its subsidiaries following the Closing Date for the benefit of Company Employees, Parent agrees to use commercially reasonable efforts to: (i) waive any pre-existing condition exclusions; and (ii) provide that any covered expenses incurred on or before the Closing Date by any Company Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out of pocket provisions after the Closing Date.

(c)    Notwithstanding the foregoing, nothing in this Section 5.06 or the foregoing Section 5.05 shall (i) confer upon any Company Employee or any other Person not a party to this Agreement any rights or remedies (including any third-party beneficiary rights) under this Section 5.06 or the foregoing Section 5.05 or otherwise under this Agreement; (ii) be interpreted or construed to confer upon the Company Employees any right with respect to continuance of employment (or any term or condition of employment) by Parent, the Surviving Company, the Company or any of their respective Affiliates, nor shall this Agreement interfere in any way with the right of Parent the Surviving Company, the Company or any of their respective Affiliates to terminate any Covered Employee or other Person’s employment at any time and for any or no reason; (iii) interfere in any way with the right of Parent the Surviving Company, the Company or any of their respective Affiliates to amend, terminate or otherwise discontinue or modify any or all benefit or compensation plans, programs, agreements, arrangements, practices or policies at any time; or (iv) be deemed to amend, terminate or modify any Benefit Plan or any other benefit or compensation plan, program, agreement, arrangement, practice or policy.

Section 5.07    Best Efforts; Further Assurances. Each of the parties to this Agreement will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby. In addition, from and after the Effective Time, the managers and officers of the Surviving Company will be authorized to execute and deliver, in the name and behalf of the Company or Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

the Company or Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.08    Covenants as to Certain Information and Files.

(a)    Certain Definitions. As used in this Section 5.08, the following terms shall be defined as follows:

(i)    “Auctus” means Auctus Law Partners LLP.

(ii)    “BTL” means Bowen Tax Law, a Professional Corporation.

(iii)    “Contemplated Transactions” shall mean the Merger and the other transactions and matters contemplated by or otherwise associated with this Agreement or the Ancillary Documents.

(iv)    “Transaction Files” refers to the Company’s physical and electronic records and files that relate to the structuring, negotiation and documentation of the Contemplated Transactions or to the execution and delivery of this Agreement or the Ancillary Documents, any exhibits hereto or thereto or other documents delivered in connection herewith or therewith. By way of illustration and not limitation, the Company’s Transaction Files will include any and all notes, memoranda, term sheets, letters of intent, correspondence (including emails), engagement agreements, attorney invoices, drafts, due diligence materials, spreadsheets, files and closing documents relating to this Agreement, any of the Ancillary Documents or any of the Contemplated Transactions. Subject to the foregoing provisions of this paragraph, the Transaction Files will not include the Company’s records of its general business operations, general legal affairs, financial status, customers, suppliers, employees, assets (including intellectual property) or liabilities.

(v)    “Transaction Confidences” refers to any attorney-client privilege, attorney work-product protection or client confidence attaching to or associated with any communications, files, documents or records, including Transaction Files, as a result of Auctus’s and/or BTL’s representation of the Company in connection with this Agreement, any of the Ancillary Documents or any of the Contemplated Transactions.

(b)    Each Auctus and BTL has represented the Company as a client in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Such representations shall cease as of the Effective Time, at which time Parent shall become the sole owner of the capital stock of the Surviving Corporation and membership interest units of the Surviving Company. Parent, Merger Sub 1, Merger Sub 2 and the Company acknowledge that the Sole Shareholder reasonably anticipates that Auctus and/or BTL may represent the Sole Shareholder in any matters or disputes adverse to Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates relating to this Agreement, the Ancillary Documents or the Contemplated Transactions. As such, Parent, Merger Sub 1, Merger Sub 2 and the Company each, on behalf of itself and the Surviving Corporation and the Surviving Company, hereby consent to Auctus’s and/or BTL’s representation of the Sole Shareholder in

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

any post-Closing matter or dispute in which the interests of Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates, on the one hand, and Sole Shareholder, on the other hand, are adverse. Such consent is granted whether or not such matter or dispute is substantially related to one in which Auctus and/or BTL may have previously advised the Company.

(c)    As the Sole Shareholder is the ultimate beneficiary of the Contemplated Transactions, Parent, Merger Sub 1, Merger Sub 2, the Company and the Sole Shareholder acknowledge and agree as follows:

(i)    At the Effective Time, the Transaction Files, whether in possession of Surviving Corporation, the Surviving Company, Auctus, BTL, the Sole Shareholder or a third party, shall automatically become the sole property of the Sole Shareholder.

(ii)    At the Effective Time, the Transaction Confidences (i) shall not continue as a privilege, protection, expectation or right of the Surviving Corporation or the Surviving Company but shall instead belong solely to and be solely controlled by the Sole Shareholder, (ii) may be waived only by the Sole Shareholder and not the Surviving Corporation or the Surviving Company, and (iii) shall not pass to or be claimed or used by Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates for any purpose without the Sole Shareholder’s prior written consent (which may be withheld in the Sole Shareholder’s sole discretion).

(iii)    To the extent that any particular Transaction File or Transaction Confidence comes into or is in the possession of Parent, the Surviving Corporation, the Surviving Company or any of their respective agents, Affiliates or representatives after the Effective Time for any reason, then (i) such possession will not result in a waiver of any applicable privilege, protection, expectation or right belonging or provided to the Sole Shareholder under or in connection with this Section 5.08, (ii) no such Transaction File or Transaction Confidence shall be disclosed to any third party, and (iii) no such Transaction File or Transaction Confidence shall be accessed or used for any evidentiary or other purpose by Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates, including in connection with any dispute or other matter involving the Sole Shareholder.

(iv)    Parent, Merger Sub 1, Merger Sub 2 and the Company each acknowledges and agrees that, at the Effective Time, any attorney-client privilege, attorney work-product protection and client confidence arising from Auctus’s and/or BTL’s representation of the Company prior to the Effective Time relating to the negotiation of the Contemplated Transactions (i) shall not continue as the privilege, protection or expectation of the Surviving Corporation or the Surviving Company but instead shall belong to and be controlled by the Sole Shareholder, (ii) may be waived only by the Sole Shareholder and not by the Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates, and (iii) shall not pass to or be claimed or used by Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates.

(v)    Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al v. SIG Growth Equity

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Fund, I, LLP, et al. (Civil Action No. 7905-CS, Chancellor Strine, November 15, 2013), and desire to expressly exclude the Transaction Files and Transaction Confidences from the assets, rights, privileges and benefits of the Company that might otherwise be, or be deemed to be, transferred or assigned to Parent, the Surviving Corporation, the Surviving Company or any of their respective Affiliates by operation of law or otherwise.

(vi)    Parent, Merger Sub 1, Merger Sub 2, the Company and the Sole Shareholder hereby acknowledge that each of them has discussed with their respective counsel the relevant implications, advantages and risks of the waivers, permissions and other provisions of this Section 5.08, and each of Parent, Merger Sub 1, Merger Sub 2, the Company and the Sole Shareholder fully understands and accepts such implications, advantages and risks. None of Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation and the Surviving Company nor any agent, Affiliate or representative of any of Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation and the Surviving Company shall challenge or question the validity or effectiveness of this Section 5.08.

Section 5.09    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in or contemplated by this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will (a) conduct the business of the Company in the ordinary course of business consistent with past practice; (b) use reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; (c) preserve and maintain all of its material Permits; (d) pay its debts, Taxes and other obligations when due; (e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (f) maintain its books and records in accordance with past practice; (g) comply in all material respects with all applicable Laws; and (h) not take or permit any Affiliate to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.10    Access to Information.

(a)    From the date hereof until the Closing, the Company will (i) afford Parent and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.10 will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Sole Shareholder in this Agreement or any of the conditions to the obligations of the parties to consummate the Merger.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(b)    Parent and the Company will comply with, and will cause their respective Representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure Agreement, dated March 1, 2018, between Parent and the Company (the “Confidentiality Agreement”), which will survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.11    Notice of Certain Events.

(a)    From the date hereof until the Closing, each of Parent and the Company will promptly notify the other party in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 or Section 8.03, as applicable, to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to the Company’s Knowledge or the Parent’s knowledge, as applicable, threatened against, relating to or involving or otherwise affecting the Company or Parent, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or Section 4.04, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Neither party’s receipt of information pursuant to this Section 5.11 will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such party in this Agreement and will not be deemed to amend or supplement the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable.

ARTICLE VI: TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company, its Representatives and the Sole Shareholder will not make, change or rescind any Company Tax election (except as required by applicable Law), or amend any income or other Company Tax Return.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

similar Tax and the costs of preparing and filing any related Tax Returns or other documents) (“Transfer Taxes”) will be borne and paid 50% (fifty percent) by Parent and 50% (fifty percent) by the Sole Shareholder when due. The Sole Shareholder will timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the Parent will cooperate with respect thereto as necessary, including by executing any such Tax Returns or other documents).

(c)    Any and all existing Tax Sharing Agreements binding upon the Company will be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives will have any further rights or liabilities thereunder.

(d)    Notwithstanding anything in this Agreement to the contrary, the Sole Shareholder shall not be responsible for, and shall not have any indemnification obligations hereunder with respect to, any Taxes of the Company, the Surviving Corporation or the Surviving Company that are attributable to a Post-Closing Tax Period.

(e)    Without the prior written consent of the Sole Shareholder (which consent will not be unreasonably withheld, conditioned or delayed), Parent (or any Affiliate thereof) shall not and shall not cause the Company, the Surviving Corporation or the Surviving Company to (i) amend, refile or modify any Tax Return for a Pre-Closing Tax Period; (ii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company, the Surviving Corporation or the Surviving Company, as applicable, did not file such Tax Return for such period, (iii) make any voluntary disclosures with respect to Taxes of the Company, the Surviving Corporation or the Surviving Company for a Pre-Closing Tax Period, or (iv) change any accounting method or adopt any convention that shifts taxable income of the Company, the Surviving Corporation or the Surviving Company from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses of the Company, the Surviving Corporation or the Surviving Company from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date. Neither Parent nor any of its respective subsidiaries or Affiliates shall make an election under Section 336 or Section 338 of the Code or any similar provision of foreign, state or local law in respect of the transactions contemplated by this Agreement. For the avoidance of doubt, references to “Pre-Closing Tax Periods” in this Section 6.01(e) shall include Straddle Periods.

(f)    Tax Refunds. Any Tax Refunds shall be for the account of the Sole Shareholder. Promptly (and in any event within ten (10) Business Days) upon receipt by the Surviving Company, Parent or any of its Affiliates or subsidiaries of any such Tax Refund, Parent shall pay over, by wire transfer of immediately available funds, any such Tax Refund to the Sole Shareholder. At the Sole Shareholder’s request and expense, Parent shall cause the relevant entity (e.g., Parent, the Surviving Company, the Company, or any of their Affiliates or subsidiaries) to file for and obtain any such Tax Refunds. Each such Tax Refund will be considered to be realized (A) on the date on which such Tax Refund is received as a refund of Taxes, or (B) to the extent that the Tax Refund is not received as a refund of Taxes but rather results in reduced liability for Taxes, on the due date of the Tax Return that reflects such reduction in liability for Taxes. Any payments made pursuant to this Section 6.01(f) shall constitute an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(g)    Without in any way limiting the Parent’s, Surviving Corporation’s or Surviving Company’s rights to the Company’s Tax attributes, the Company and Sole Shareholder acknowledge and agree any and all Tax credits (including, but not limited to, the research and development tax credit) appearing on the Company’s Financial Statements will be for the account of, and inure to the benefit of, the Parent, Surviving Corporation and Surviving Company, without any obligation to the Sole Shareholder.

Section 6.02    Tax Returns.

(a)    The Company will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and will timely pay all Taxes shown as due and payable on such Tax Returns. Any such Tax Return will be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)    Parent will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period (each, a “Parent Return”). Parent shall, or shall cause the Company to, report all Deductions on the income Tax Returns of the Company for the taxable period that includes the Closing Date. Any such Parent Return will be prepared in a manner consistent with past practice (unless otherwise required by Law) and will be submitted by Parent to the Sole Shareholder (together with schedules, statements and, to the extent requested by the Sole Shareholder, supporting documentation) for the Sole Shareholder’s review and approval at least forty-five (45) days prior to the due date (including extensions) of such Parent Return. If the Sole Shareholder objects to any item on any such Parent Return, it will, within twenty (20) days after delivery of such Parent Return, notify Parent in writing it so objects, specifying with particularity any such item. If a notice of objection is duly delivered, Parent and the Sole Shareholder will negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Sole Shareholder are unable to reach such agreement within ten (10) Business Days after receipt by Parent of such notice, the disputed items will be resolved by the Independent Accountant and any determination by the Independent Accountant will be final and binding on the parties for purposes of the indemnification provisions of this Agreement (except to the extent of any subsequent adjustment by a taxing authority). The Independent Accountant will resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return will be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant will be borne equally by Parent and the Sole Shareholder. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period will be exclusively within the control of Parent.

Section 6.03    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement will be:

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; provided, however, that any exemptions, allowances or deductions that are determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

Section 6.04    Contests. Parent agrees to give prompt written notice to the Sole Shareholder of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent for Taxes pursuant to Article VII or that would reasonably be expected to impact the determination of a Tax Refund (a “Tax Claim”); provided, failure to comply with this provision will not affect Parent’s right to indemnification under this Agreement, except to the extent the Sole Shareholder forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Thereafter, Parent shall promptly deliver to the Sole Shareholder copies of all relevant notices and documents (including court papers) received by Parent or any of its subsidiaries in connection with such Tax Claim. Parent will control the contest or resolution of any Tax Claim; provided, however, Parent will obtain the prior written consent of the Sole Shareholder (which consent will not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend a Tax Claim; and, provided further, the Sole Shareholder will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by the Sole Shareholder. Notwithstanding anything in this agreement to the contrary (including Section 7.05), this Section 6.04 controls the procedures for all Tax Claims.

Section 6.05    Cooperation and Exchange of Information. The Sole Shareholder, the Company, the Surviving Company and Parent will provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company or other Tax Claim or any Tax Refund. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sole Shareholder, the Surviving Company and Parent will retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sole Shareholder, the Company, the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Surviving Company or Parent (as the case may be) will provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.06    Tax Treatment. For U.S. federal and state income tax purposes, the parties to this Agreement intend to treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything herein to the contrary, each party to this Agreement hereby acknowledges and agrees that (i) such party will not take any position on any Tax Return, or take any other Tax reporting position or action, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, except as otherwise required by a “determination” as defined in Code Section 1313; and (ii) such party will use its reasonable best efforts to cause the Merger to be treated as, and will not, and will not permit or cause any of its subsidiaries to, take any action that could reasonably be expected to prevent or impede the Merger from being treated as, a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

Section 6.07    FIRPTA Statement. On the Closing Date, the Sole Shareholder will deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that the Sole Shareholder is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Statement”).

Section 6.08    Tax Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VI will survive for the full period of the statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

ARTICLE VII: INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will survive the Closing and will remain in full force and effect until the date that is twelve (12) months from the Closing Date (the “Escrow Release Date”); provided, the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.04, Section 3.19, Section 3.20, Section 3.22, Section 3.27, Section 4.01, Section 4.05, Section 4.07, Section 4.11 and Section 4.12 will survive for the full period of the statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein will survive the Closing indefinitely or for the period explicitly specified therein; provided, however, that (a) the indemnification obligations set forth in Section 7.02(d) will survive until the Escrow Release Date; and (b) the indemnification obligations set forth in Section 7.02(e) and Section 7.02(f) will survive for the full period of the statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 7.02    Indemnification By the Sole Shareholder. Subject to the other terms and conditions of this Article VII and to the consummation of the Merger, from and after the Effective Time, the Sole Shareholder will indemnify and defend each of Parent and its Affiliates (including the Surviving Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or Sole Shareholder pursuant to this Agreement;

(c)    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing (except for the In-Flight Canada Loan) to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Cash Merger Consideration; or

(d)    any Third Party Claims (other than Third Party Claims related to Taxes) arising out of the ownership or operation of the Company prior to the Closing and not otherwise disclosed on the Company Disclosure Schedules;

(e)    any final determination by a court of competent jurisdiction, or an arbitrator appointed in accordance with the agreement set forth of on Schedule 7.02(e) (the “Schedule 7.02(e) Agreement”), that the Schedule 7.02(e) Agreement is not enforceable as entered into or is not binding on the party thereto with whom the Company contracted thereunder, or any settlement entered into with respect to the Schedule 7.02(e) Agreement provided that such settlement is approved in writing by the Sole Shareholder and Parent; or

(f)    any Pre-Closing Taxes.

Section 7.03    Indemnification By Parent. Subject to the other terms and conditions of this Article VII and to the consummation of the Merger, from and after the Effective Time, Parent will indemnify and defend the Sole Shareholder and his Affiliates and Representatives (collectively, the “Sole Shareholder Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sole Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement;

(c)    any Third Party Claims arising out of the ownership or operation of the Company, the Surviving Corporation or the Surviving Company after the Closing; or

(d)    the In-Flight Canada Loan.

Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 will be subject to the following limitations:

(a)    The Sole Shareholder will not be liable to the Parent Indemnitees for indemnification under Section 7.02(a) or Section 7.02(d) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) and Section 7.02(d) exceeds $60,000 (the “Basket”), in which event the Sole Shareholder will be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Sole Shareholder will be liable: (i) pursuant to Section 7.02(a) by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.04, Section 3.19, Section 3.20, Section 3.22, or Section 3.27 will not exceed $5,594,000 (subject to downward adjustment by the dollar value by which the Share Purchase Price is reduced if the Maximum Share Amount is applicable) (the “Fundamental Representation Cap”); (ii) pursuant to Section 7.02(a) by reason of any inaccuracy in or breach of any other representation or warranty in Article III will not exceed $366,350 (the “Non-Fundamental Representation Cap”); (iii) pursuant to Section 7.02(d) will not exceed $366,350; and (iv) pursuant to Section 7.02(e) or Section 7.02(f) will not exceed $5,594,000 (subject to downward adjustment by the dollar value by which the Share Purchase Price is reduced if the Maximum Share Amount is applicable).

(b)    Parent will not be liable to the Shareholder Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Parent will be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent will be liable: (i) pursuant to Section 7.03(a) by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.05, Section 4.07, Section 4.11 and Section 4.12 will not exceed the amount of the Fundamental Representation Cap; (ii) pursuant to Section 7.03(a) by reason of any inaccuracy in or breach of any other representation or warranty in Article IV will not exceed the amount of the Non-Fundamental Representation Cap; or (iii) pursuant to Section 7.03(c) will not exceed $366,350, provided that, for the avoidance of doubt, nothing in this Section 7.04(b) shall be deemed to restrict, limit or otherwise modify any of Parent’s or the Surviving Company’s (or their respective successors’ or assigns’) obligations under Section 5.02 or any of Parent’s, the Surviving Company’s or any of their respective Affiliates’ indemnification obligations to the Sole Shareholder in his capacity as an employee, officer, director, or agent of Parent, the Surviving Company, or any of their respective Affiliates, as applicable, following the Closing.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(c)    Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) will not apply to Losses based upon, arising out of or from, or with respect to Section 7.02(b), Section 7.02(c) or Section 7.03(b); provided that the total amount of indemnification payments that the Sole Shareholder will be required to make to the Parent Indemnities in respect of Section 7.02(b) and Section 7.02(c) of this Agreement, will not exceed $5,594,000 (subject to downward adjustment by the dollar value by which the Share Purchase Price is reduced if the Maximum Share Amount is applicable). Further, notwithstanding the foregoing, the limitations set forth in Section 7.04(a), Section 7.04(b) and this Section 7.04(c) will not apply to Losses arising from fraud, criminal activity or willful misconduct.

(d)    For purposes of this Article VII, references to materiality, Material Adverse Effect or other similar qualification will be considered for purposes of determining whether an inaccuracy in or breach of any representation or warranty has occurred, provided that references to materiality, Material Adverse Effect or other similar qualification will be disregarded for purposes of calculating the amount of a Loss arising out of or resulting from any such inaccuracy or breach.

(e)    For purposes of determining the amount of any Loss for which indemnification is provided by an Indemnifying Party relating to a Tax Claim, the amount of such Loss shall be reduced by the Indemnification Tax Benefits actually realized, if any, by an Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses in the taxable year of the Loss or the two subsequent taxable years. For this purpose, a Person shall be deemed to recognize a Tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Person’s Liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses. An Indemnified Party’s calculation of an applicable Indemnification Tax Benefit shall control absent manifest error.

(f)    Payments by an Indemnifying Party (defined below) in respect of any Loss will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party (defined below) in respect of any such claim, net of any related costs and expenses (including, but not limited to, resulting premium increases and other reasonable expenses or costs incurred in obtaining such recovery. The Indemnified Party will use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement. Payments to an Indemnified Party in respect of any Loss will include costs and expenses of enforcing any right to indemnification against any Indemnifying Party hereunder to the extent the Indemnified Party prevails in such enforcement, provided, however, that no Indemnifying Party will pay or be liable for the costs or expense of enforcing any right to indemnification against any other Indemnifying Party.

(g)    Notwithstanding anything in this Agreement to the contrary, no liability, obligation, or other matter will constitute a breach of any representation or warranty of Company or entitle any Indemnified Party to indemnification hereunder to the extent that the liability, obligation or other matter is accrued as a liability in the Closing Working Capital.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(h)    For the avoidance of doubt, if and solely to the extent the amount of indemnifiable Losses is recovered by an Indemnified Party through the actual payment of a claim to such Indemnified Party under the terms hereof, the same amount of such indemnifiable Losses may not be recovered again by such Indemnified Party by reason of such indemnifiable Losses being subject to indemnification under more than one provision of this Agreement.

(i)    With respect to the defense of any Third Party Claim, the term “Losses” will not include any compensation or salary payable to employees of an Indemnified Party, overhead or similar internal costs of the Indemnified Party.

Section 7.05    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense; provided, if the Indemnifying Party is the Sole Shareholder, such Indemnifying Party will not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnified Party, provided, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim,

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sole Shareholder and Parent will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. The Indemnified Party will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Payments; Escrow Fund.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, subject to Section 7.06(b), the Indemnifying Party will satisfy its obligations within fifteen (15) Business Days of the date of agreement or the date of such final, non-appealable adjudication, by wire transfer of immediately available funds.

(b)    Any Losses payable to a Parent Indemnitee pursuant to this Article VII will be satisfied: (i) first, from the Escrow Fund; and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Escrow Fund, from the Sole Shareholder. The parties acknowledge and agree the Sole Shareholder may satisfy all or part of any Losses payable to a Parent Indemnitee pursuant to clause (ii) by surrendering, on the first day the Sole Shareholder is legally permitted to do so, shares of Parent Common Stock held by the Sole Shareholder. For purposes of this Article VII, the shares of Parent Common Stock held by the Sole Shareholder will have an agreed value equal to the Per Share Parent Common Stock Price.

Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08    Reserved.

Section 7.09    Exclusive Remedies. Subject to Section 10.12 and the consummation of the Merger, the parties acknowledge and agree their sole and exclusive remedy with respect to any and all Losses (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 will limit any Person’s right to seek and obtain any equitable relief to which any Person will be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ARTICLE VIII: CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    This Agreement will have been duly adopted by the Requisite Company Vote.

(b)    No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)    The Company will have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to as required in Section 3.03 of the Company Disclosure Schedules and Parent will have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to as required in Section 4.02 of the Parent Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval will have been revoked.

Section 8.02    Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.27, each of the representations and warranties of the Company in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto that is expressly qualified by a reference to materiality or Material Adverse Effect will be true in all respects as so qualified, and each of the representations and warranties of the Company in this Agreement that is not so qualified will be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date). The representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.27 will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects);

(b)    The representations and warranties of the Sole Shareholder contained in Section 2.09(b) will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(c)    The Company will have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement and each of the Ancillary Documents to be performed and complied with by it prior to or on the Closing; provided, with respect to agreements, covenants and conditions that are qualified by materiality or Material Adverse Effect, the Company will have performed such agreements, covenants and conditions, as so qualified, in all respects;

(d)    No Action will have been commenced against Parent, any of the Merger Subs or the Company that has not been withdrawn and which would prevent the Closing. No injunction or restraining order will have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(e)    All approvals, consents and waivers that are listed as required on Schedule 3.03 of the Company Disclosure Schedules will have been received, and executed counterparts thereof will have been delivered to Parent at or prior to the Closing;

(f)    The Company will have delivered each of the closing deliverables set forth in Section 2.03(a);

(g)    Parent will have confirmed that adequate insurance coverage is in place at the Closing to cover pre-Closing operations of the Company’s business; and

(h)    There will not have occurred any Material Adverse Effect, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 8.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Parent and Merger Subs contained in Section 4.01, Section 4.05, Section 4.07 and Section 4.11, each of the representations and warranties of Parent or Merger Subs in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto that is expressly qualified by a reference to materiality or Material Adverse Effect will be true in all respects as so qualified, and each of the representations and warranties of Parent or Merger Sub in this Agreement that is not so qualified will be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date). The representations and warranties of Parent and Merger Subs contained in Section 4.01, Section 4.05, Section 4.07 and Section 4.11 will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects);

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

(b)    Parent and Merger Subs will have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement and each of the Ancillary Documents to be performed and complied with by either Parent or Merger Subs prior to or on the Closing; provided, with respect to agreements, covenants and conditions that are qualified by materiality or Material Adverse Effect, Parent and Merger Subs will have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c)     No injunction or restraining order will have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

(d)    All approvals, consents and waivers that are listed as required on Section 4.02 of the Parent Disclosure Schedules will have been received, and executed counterparts thereof will have been delivered to the Company at or prior to the Closing;

(e)    Parent and Merger Subs will have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE IX: TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Company and Parent;

(b)    by Parent by written notice to the Company if:

(i)    neither Parent nor any of the Merger Subs is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.01 and Section 8.02 and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period, then, provided the Company undertakes to cure the breach, inaccuracy or failure within ten (10) days and diligently and continuously attempts to complete the cure as soon as reasonably possible, the Company will have thirty (30) days to cure such breach, inaccuracy or failure before Parent may provide written notice of termination; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2018, unless such failure will be due to the failure of Parent or Merger Subs to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;

(c)    by the Company by written notice to Parent if:

(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation,

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

warranty, covenant or agreement made by Parent or Merger Subs pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.01 and Section 8.03 and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s receipt of written notice of such breach from the Company; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period, then, provided the Parent undertakes to cure the breach, inaccuracy or failure within ten (10) days and diligently and continuously attempts to complete the cure as soon as reasonably possible, the Parent will have thirty (30) days to cure such breach, inaccuracy or failure before the Company may provide written notice of termination; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2018, unless such failure will be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d)    by Parent or the Company if there will be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority will have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order will have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX, Section 5.10(b) and Article X hereof;

(b)    the reimbursement of the Company by Parent for all the Company’s costs and expenses associated with the PCAOB audits and reviews as set forth in Part Two of the Term Sheet will survive if the Agreement is terminated by the Company pursuant to Section 9.01(c); and

(c)    that nothing herein will relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X: MISCELLANEOUS

Section 10.01    Incorporation of Recitals. The recitals set forth on the first page of this Agreement are hereby incorporated into and made a part of this Agreement.

Section 10.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Section 10.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.03):

If to the Company and Sole Shareholder prior to the Closing:	Concept Development, Inc. 1881 Langley Avenue Irvine, CA 92614-5623 E-mail: jimr@cdvinc.com Attention: James M. Reardon

If to the Sole Shareholder following the Closing:	James M. Reardon 9450 SW Gemini Dr #11509 Beaverton, OR 97008-7105 E-mail: james.m.reardon@gmail.com

with a copy to:	Auctus Law Partners LLP 425 30th Street, Suite 14 Newport Beach, California 92663 Facsimile: (949) 548-1799 E-mail: mwaterman@auctuslaw.com Attention: Matthew V. Waterman

If to Parent or Merger Sub:	2235 Enterprise Street, Suite 110 Escondido, California 92029 Facsimile: (760) 745-9824 E-mail: scooper@onestopsystems.com Attention: President and Chief Executive Officer

with a copy to:	Judkins Glatt & Rich LLP 2784 Gateway Road, Suite 104 Carlsbad, California 92009 Facsimile: (760) 438-2014 E-mail: arich@JGRllp.com; mbuksbaum@JGRllp.com Attention: Alan Rich; Marc Buksbaum

Section 10.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05    Headings. The headings and captions in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner for the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.08    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. No assignment will relieve the assigning party of any of its obligations hereunder.

Section 10.09    No Third-party Beneficiaries. Except as provided in Section 5.02, and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), except all matters relating to the Merger will be governed and construed in accordance with the laws of the State of California.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12    Specific Performance. The parties agree irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT		COMPANY

One Stop Systems, Inc., a Delaware corporation		Concept Development, Inc., a California corporation

By:	/s/ Steve Cooper	By:	/s/ James M. Reardon

Printed Name: Steve Cooper		Printed Name: James M. Reardon

Title: President & CEO		Title: CEO

MERGER SUB 1		SOLE SHAREHOLDER

OSS Acquisition, Inc.,		By:	/s/ James M. Reardon
a California corporation		Printed Name: James M. Reardon
By:	/s/ Steve Cooper

Printed Name: Steve Cooper

Title: CEO

MERGER SUB 2

OSS Merger, LLC, a California limited liability company

By:	/s/ Steve Cooper

Printed Name: Steve Cooper

Title: CEO

EXHIBIT A

EXAMPLE OF WORKING CAPITAL CALCULATION

[Attached]